Exhibit 10.5

CEDAR FAIR, L.P. AMENDED AND RESTATED

SUPPLEMENTAL RETIREMENT PROGRAM

Approved: November, 1992

Amended: October, 1994

Amended and Restated: July 18, 2007

I.	BACKGROUND

A.1.	OVERVIEW.

The stockholders and share equivalent holders (“Officers”) of Cedar Fair Management Company (“CFMC”) were employees of Cedar Fair, L.P. (the “Partnership”) and held the same offices in the Partnership as they did in CFMC. As a result, their base salaries, fringe benefits (including health insurance, provision of automobile as appropriate, etc.), employer contributions to the Partnership’s 401(k) plan and existing profit-sharing plan were all paid by and are responsibilities of the Partnership. CFMC, on the other hand, was responsible for and has full discretion to determine and set bonus and other incentive compensation payable to such Officers out of fee income and distributions receivable from serving as managing general partner of the Partnership. CFMC had an agreement with the Partnership for such payments. For tax and other reasons, all cash dividends, bonuses and current incentive compensation under this Plan were paid on or before the December 31 of the year in which the related services were performed.

Beginning in 1992, the Board of Directors of CFMC approved two new forms of deferred compensation to supplement the cash bonuses paid to Officers of CFMC, using a portion of the CFMC’s earnings as managing general partner of the Partnership. The Partnership agreed to accept responsibility for providing these deferred benefits and was reimbursed by CFMC for the amounts granted each year.

Cedar Fair Management, Inc., an Ohio corporation (“CFMI”), is the current general partner of the Partnership, as the successor to CFMC. The term “(i) “Officers” hereinafter refers to officers of CFMC and of CFMI, (ii) the term “Company” means CFMC or CFMI, and (iii) the term “Board” refers to the Board of Directors of CFMC or CFMI, during the relevant times in which CFMC was and CFMI is the general partner of the Partnership.

A.2.	AMENDMENT AND RESTATEMENT.

In order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (collectively “Section 409A”) and to facilitate administration of deferrals thereunder, the Cedar Fair, L.P. Bonus and Incentive Compensation Policy for Officers of Cedar Fair Management Company (“Pre-2005 Plan”) has been bifurcated into pre-2005 and post-2004 plan documents.

The terms of the Pre-2005 Plan as in effect on October 3, 2004, have been frozen and shall not be modified, except as permitted under Section 409A so as to preserve the grandfathered status of deferrals and related earnings thereunder. Deferrals retained under the Pre-409A Plan are Officer elective deferrals, if any, deferred limited Partnership units, and Company credits for supplemental retirement benefits that were earned and vested as of December 31, 2004, and income attributable to such grandfathered deferrals.

Officer deferrals, if any, deferred limited Partnership units, and Company credits for supplemental retirement benefits that were earned or vested after December 31, 2004, including those for calendar years 2005, 2006, and 2007 although technically made under the Pre-409A Plan, were made and administered in good faith in accordance with the requirements of Section 409A of the Code. Such non-grandfathered deferrals, deferred limited Partnership units, Company credits, and related earnings have been transferred to, and have become part of, accounts under this post-2004 plan document, which has been renamed the Cedar Fair, L.P. Amended and Restated Supplemental Retirement Program (“Plan”). Officer deferrals, if any; deferred limited Partnership units, and Company credits for supplemental retirement benefits for Plan Year 2008 and later calendar years shall be made under this Plan.

B.	FUNDS AVAILABLE.

Funds are available for dividends and Officers’ bonus, incentive, and deferred compensation from the following sources (as defined in the Agreement of Limited Partnership):

1)	Management fee of .25% of the Partnership’s net revenues.

2)	.5% of cash distributions declared by the Partnership.

3)	Incentive fee of 18.18% of excess distributions declared by the Partnership.

For purposes of calculating the funds available each year, the anticipated fourth quarter distribution and any related incentive fees are included even though the distribution may not be formally declared until the end of the quarter.

C.	ALLOCATION OF FUNDS AVAILABLE.

The total funds available to the Company each year will be allocated in the following manner:

1)	Dividends to stockholders of the Company and cash bonuses to Officers will be paid prior to December 31 each year in an aggregate amount not to exceed one hundred fifty percent (150%) of the aggregate base salaries of the stockholders and share equivalent holders of the Company.

2)

If the total funds available exceed one hundred fifty percent (150%), but are equal to or less than 200% of the aggregate base salaries of this group, this additional amount will be allocated, in approximately equal portions, to deferred compensation payable to Officers of the Company in the following forms (both as hereinafter described, including the time and form of payment as required by Section 409A):

(a)	Deferred limited partnership units, and/or

(b)	Supplemental retirement benefits.

3)	If the total funds available exceed 200% of such aggregate base salaries, this balance will be allocated to Officers of the Company and/or to other employees of the Partnership, or their respective estates, in such manner and amounts as may be recommended by the Compensation Committee, after consultation with the Chief Executive Officer (“CEO”), and approved by the Board; provided that, in the case of any bonus, incentive, or benefit payable under this Plan that constitutes “nonqualified deferred compensation” within the meaning of Section 409A, on or before the December 31 immediately preceding the performance (service) year, the time and form of payment will have been fixed by the Compensation Committee in accordance with Section 409A.

D.	DIVIDENDS AND ANNUAL CASH BONUSES.

The declaration of dividends during a calendar year and the award of annual cash bonuses will be based on the success of the Partnership’s operations during the calendar year and on the performance of individual Officers during the same period. The CEO will first determine weighting factors for each Officer, based on his or her position, responsibilities, and other relevant factors, for purposes of making an initial allocation of available funds up to one hundred fifty percent (150%) of the aggregate base compensation of the group. The weighting factors will be twenty percent (20%), thirty percent (30%), forty percent (40%), or fifty-five percent (55%) of a participating Officer’s base salary. After using these weighting factors to make an initial allocation, the CEO will recommend to the Compensation Committee any adjustments he deems appropriate based upon individual performance and contributions to the success of the Partnership.

All dividends and cash bonuses under this Section D shall be paid in a single sum by December 31 of the same calendar year that is the performance year (“Payment Date”). To be eligible to receive a cash bonus hereunder, an Officer must be employed by the Partnership on the Payment Date. So long as the payments are made by the Payment Date, the Board, at its discretion, may approve the payment of cash bonuses to Officers who die or incur a “Retirement” or “Disability” during the performance year.

For purposes of this Section I.D.:

1)	“Disability” or “Disabled” shall mean:

(a) If the Officer is not covered under a disability insurance program of the Partnership, that the Officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(b) If the Officer is covered by a disability insurance program of the Partnership, that the Officer is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Partnership.

For purposes of this Section I.D., an Officer shall be deemed to be Disabled if such Officer is determined to be totally disabled by the United States Social Security Administration or if such Officer is determined to be disabled in accordance with a disability insurance program maintained by the Partnership; provided that the definition of “disability” under such disability insurance program complies with the foregoing requirements.

2) “Retirement” or “Retire” or “Retiring” shall mean a “separation from service” within the meaning of Section 409A on or after the Officer’s attainment of age 62.

E.	DEFERRED LIMITED PARTNERSHIP UNITS

Deferred units represent the right to receive newly issued Partnership units at specified future dates if an Officer is still employed by the Partnership at that time. The dollars allocated to each participant will be based on individual performance, as recommended by the CEO and approved by the Compensation Committee of the Board, and will be converted to a number of deferred Partnership units based on the NYSE closing price on the first Monday in December of the year in which the related services are performed (the “Year of Grant”). Thereafter, the deferred units will accrue additional deferred units on the date of each cash distribution paid by the Partnership, calculated at the NYSE closing price on that date, and will also be adjusted for any unit splits or other similar equity transactions which may occur.

To each participating Officer still employed by the Partnership or its successor on the first Monday in December three (3) years after the Year of Grant of deferred units, the Partnership will issue, on or after such first Monday in December and on or before December 31 of such year, new limited partnership units in the amount of one-third (1/3) of the units accrued from that year’s grant, together with accrued distributions thereon, rounded to the nearest whole unit. One year later, during the same period in December, one-half (1/2) of the remaining deferred units, together with accrued distributions, will be issued to participating Officers, and one more year later (five (5) years from the Year of Grant) the remaining balance, rounded to the nearest whole unit, will be issued to participating Officers who remain in the Partnership’s employ.

Notwithstanding the immediately foregoing paragraph, in the event of a participating Officer’s death or Disability (as defined in Section I.D.) during employment or a “Change in Control” of the Partnership (as defined below) while the Officer is employed, all accrued units of such Officer will become fully vested and will be issued within thirty (30) days of such event; provided that if such 30-day period begins in one calendar year and ends in another calendar year, the Officer (or his estate) will not have the right to designate the year of payment. Similarly, if a participating Officer Retires (as defined in Section I.D.), all accrued units of such Officer will become fully vested. If the Retiring Officer is not a “Specified Employee” (as defined in Section 409A) at the time of his Retirement, his accrued units will be issued within thirty (30) days of his Retirement; provided that if such thirty- (30-) day period begins in one calendar year and ends in another calendar year, the Officer will not have the right to designate the year of payment. If the Retiring Officer is a Specified Employee at the time of his Retirement, his accrued units shall not be issued until the date that is six (6) months and one (1) day after such Officer’s Retirement.

Except as provided in the immediately preceding paragraph, failure of an Officer to remain an employee of the Partnership on any payment date will result in the forfeiture of all unissued deferred units of the Officer.

For purposes of this Section I.E.:

A “Change in Control” of the Partnership shall mean a “change in control” of the Partnership within the meaning of Section 409A (applied by analogy as if the Partnership were a corporation).

With respect to persons subject to Section 16 of the Securities and Exchange Act of 1934, as amended (“1934 Act”), deferred unit transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Board of Directors fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

II.	SUPPLEMENTAL RETIREMENT BENEFITS.

Supplemental retirement benefits represent the right to receive benefits from the Partnership upon “Retirement,” which for purposes of supplemental retirement benefits and this Section II means a “separation from service” within the meaning of Section 409A at or after age sixty-two (62) with a minimum of twenty (20) years of service to the Partnership, its predecessors, and/or successors.

Each year discretionary supplemental retirement benefit amounts, if any, will be determined by the Compensation Committee of the Board and allocated among participating Officers based upon reasonable assumptions. Each participating Officer shall have an account, which shall be credited with any benefit amounts allocated for a calendar year. Interest shall be credited, beginning on December 1 of the year of the first allocation and each year thereafter, at the prime rate as established from time to time by the Partnership’s lead bank.

Prior to 2005, supplemental retirement benefits were based on a target annual retirement benefit (including amounts projected to be available from the Partnership’s profit sharing retirement plan) of fifty-seven and one-half percent (57.5%) of average base salary projected for the three years prior to retirement at age sixty-five (65).

No supplemental retirement benefit amounts, other than interest, have been allocated to accounts since 2004. The Compensation Committee of the Board shall revisit the supplemental retirement benefit formula should any amounts be allocated to participating Officers or other Officers in the future. In particular, the Compensation Committee will consider the impact of Section 409A on any formula and the extent to which any offsets under the Partnership’s profit sharing retirement plan are permissible thereunder.

Participants leaving the employ of the Partnership prior to reaching age 62 or with less than 20 years of service shall forfeit their entire account balance.

Notwithstanding the immediately preceding sentence, in the event of a participating Officer’s death or Disability (as defined in Section I.D.) during employment, his account, if unvested, will become immediately and fully vested, and his account balance will be paid in a lump sum on the first day of the second month following the month in which occurs such Officer’s death or Disability.

Upon the death or Disability (as defined in Section I.D.) during employment of any Officer whose account was vested on December 31, 2004, his account balance as of December 31, 2004, plus earnings thereon, shall be subject to the payment terms of the Pre-2005 Plan, and his account balance related to supplemental benefit allocations, plus earnings thereon, after 2004 shall be paid in a lump sum on the first day of the second month following the month in which occurs such Officer’s death or Disability.

Upon the Retirement (as defined in this Section II) of a participating Officer whose account was not vested on December 31, 2004, and who is not a Specified Employee (as defined in Section 409A) at the time of his Retirement, his account balance will be paid in a lump sum on the first day of the second month following the month in which occurs such Officer’s Retirement, unless he has made a valid transition election as to the time and form of payment as provided below. If such an Officer is a Specified Employee at the time of his Retirement, his account balance shall be paid in a lump sum on the date that is six (6) months and one (1) day after such Officer’s Retirement.

Upon the Retirement (as defined in this Section II) of a participating Officer whose account was vested on December 31, 2004, and who is not a Specified Employee (as defined in Section 409A) at the time of his Retirement, his account balance as of December 31, 2004, plus earnings thereon, shall be subject to the payment terms of the Pre-2005 Plan, and his account balance related to supplemental benefit allocations, plus earnings thereon, after 2004 shall be paid in a lump sum on the first day of the second month following the month in which occurs such Officer’s Retirement. If such an Officer is a Specified Employee at the time of Retirement, his account balance as of December 31, 2004, plus earnings thereon, shall be subject to the payment terms of the Pre-2005 Plan, and his account balance related to supplemental benefit allocations, plus earnings thereon, after 2004 shall be paid in a lump sum on the date that is six (6) months and one (1) day after such Officer’s Retirement.

In the event of a Change in Control of the Partnership (as defined in Section I.E.), the account balances of participating Officers who are employed on the effective date of the Change in Control will become fully vested and will be funded in a “rabbi” trust, within the meaning of Internal Revenue Service Revenue Procedure 92-64, for the benefit of such Officers when they incur Retirement, die, or become Disabled, whichever occurs first. The time and form of payment shall be determined as described above.

If a participating Officer was on December 31, 2004, eligible for Retirement (as defined in this Section II), he may make a request that payment of his account balance as of December 31, 2004, plus earnings thereon, be paid in a specified number of future payments over a period not to exceed ten (10) years from Retirement; provided that such request is irrevocable and made in writing at least twelve (12) months prior to Retirement. The post-2004 benefit of such Officer shall be subject to the same Section 409A election procedures as Officers who were not vested on December 31, 2004, as described immediately below.

Participating Officers whose accounts were not vested on December 31, 2004, and participating Officers whose accounts were vested on December 31, 2004, but who have post-2004 benefit allocations, may:

(i) Make an election during 2007 pursuant to transitional rules under Section 409A, so long as such election does not cause payments to be made or begin in 2007, on a written form approved by the Compensation Committee, to have their account paid upon death, Retirement, or Disability in a lump sum at any time within ten (10) years of each such event or in installments over a specified period, not to exceed ten (10) years from the date of the event (death, Disability, or Retirement), the time and form of payment of which may vary by event, or

(ii) After 2007, elect to delay payment or to change the form of payment to installments over a five- (5-) year period if all the following conditions are met:

(a) Such election will not take effect for twelve (12) months after the date on which the election is made;

(b) The payment is deferred for a period of not less than five (5) years from the date such payment would otherwise be made;

(c) Any election for a “specified time (or pursuant to a fixed schedule)” within the meaning of Section 409A(a)(2)(A)(iv) of the Internal Revenue Code of 1986, as amended, may not be made less than twelve (12) months prior to the date of the first scheduled payment; and

(d) Such election shall become irrevocable at the last permissible date for making it, as provided above.

Provided that, in the case of any distribution upon Retirement, if such Officer is a Specified Employee at the time of Retirement, any lump sum and installments, shall not be paid or commence until the date that is six (6) months and one (1) day after the date of his Retirement. Any delayed installments shall be accumulated and paid with the next scheduled installment that is at least six (6) months and one (1) day after the date of his Retirement. (In the case of Specified Employee Officers who were eligible for Retirement on December 31, 2004, this six- (6-) month delay shall only apply to post-2004 allocations, and related earnings thereon.)

III.	MISCELLANEOUS.

Both deferred Partnership units and supplemental retirement benefits, when awarded, together with all subsequent earnings accrued thereon, will become general unsecured obligations of the Partnership to the Officer, and the Company shall have no further right to receive such amounts from the Partnership.

Each Officer’s rights to receive deferred Partnership units and supplemental retirement benefits is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Officer’s creditors or beneficiaries.

If an Officer dies before receipt of all benefits to which he is entitled under this Plan, distribution of the remaining benefits will be made to such beneficiary as the Officer has designated in writing to the Partnership prior to death or, in the absence of such designation, to the Officer’s estate.

Nothing contained herein shall be construed as a commitment or agreement on the part of any Officer to continue his employment with the Partnership, nor as a commitment on the part of the Partnership to continue the employment or rate of compensation of any Officer for any period.

The Board reserves the right to modify, amend, or terminate this Plan at any time or from time to time; provided that no amendment or termination shall adversely impact the rights of an Officer with respect to amounts previously allocated as provided herein. The Board shall consider the impact of Section 409A on any such modification, amendment, or termination.

The Partnership (and any agent of the Partnership) shall report all income required to be reported, and withhold from any payment under the Plan the amount of withholding taxes due, in the opinion of the Partnership in respect of such income or payment and shall take any other action as may be necessary, in the opinion of the Partnership, to satisfy all obligations for the reporting of such income and payment of such taxes. The Partnership, the Company, the Board, the Compensation Committee, or any delegatee shall not be held liable for any taxes, penalties, interest, or other monetary amounts owed by an Officer or other person as a result of the deferral or payment of any amounts under this Plan or as a result of the Partnership’s or Compensation Committee’s administration of amounts subject to the Plan.

Except as permitted under Section 409A, no acceleration of the time or form of payment of an Officer’s account or benefits under this Plan shall be permitted.

IV. CLAIMS PROCEDURES.

Generally benefits shall be paid under this Plan without the necessity of filing a claim. A Participant, beneficiary, or other person who believes he is entitled to a benefit hereunder (hereinafter referred to as the “Claimant”) may file a written claim with the Compensation Committee. A claim must state with specificity the determination desired by the Claimant.

The Compensation Committee shall consider the Claimant’s claim within a reasonable time, but no later than ninety (90) days of receipt of the claim. If the Compensation Committee determines that special circumstances require an extension of time for processing the claim, the Compensation Committee shall notify the Claimant in writing of the extension before the end of the initial ninety (90)-day period and the written notice shall indicate the special circumstances requiring an extension of time and the date by which the Compensation Committee expects to make a decision. The extension of time shall not exceed ninety (90) days from the end of the initial ninety (90)-day period.

The Compensation Committee shall notify the Claimant (in writing or electronically) that a determination has been made and that the claim is either allowed in full or denied in whole or in part. If the claim is denied in whole or in part, the Compensation Committee shall notify (in writing or electronically) such Claimant or an authorized representative of the Claimant, as applicable, of any adverse benefit determination within ninety (90) days of receipt of the claim. Any adverse benefit determination notice shall describe the specific reason or reasons for the denial, refer to the specific Plan provisions on which the determination was based, describe any additional material or information necessary for the Claimant to perfect his claim and explain why that material or information is necessary, describe the Plan’s review procedures and the time limits applicable to those procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial upon review. If the notification is made electronically, it must comply with applicable Department of Labor Regulations.

Upon receipt of an adverse benefit determination, a Claimant may, within sixty (60) days after receiving notification of that determination, submit a written request asking the Board to review the Claimant’s claim. Each Claimant, when making his request for review of his adverse benefit determination, shall have the opportunity to submit written comments, documents, records, and any other information relating to the claim for benefits. Each Claimant shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such Claimant’s claim for benefits. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, regardless of whether the information was submitted or considered in the initial benefit determination. If a Claimant does not submit his request for review in writing within the sixty (60)-day period described above, his claim shall be deemed to have been conclusively determined for all purposes of the Plan and the adverse benefit determination will be deemed to be correct.

If the Claimant submits in writing a request for review of the adverse benefit determination within the sixty (60)-day period described above, the Board (or its designee) shall notify (in writing or electronically) him of its determination on review within a reasonable period of time but not later than sixty (60) days from the date of receipt of his request for review, unless the Board (or its designee) determines that special circumstances require an extension of time. If the Board (or its designee) determines that an extension of time for processing a Claimant’s request for review is required, the Board (or its designee) shall notify him in writing before the end of the initial sixty (60)-day period and inform him of the special circumstances requiring an extension of time and the date by which the Board (or its designee) expects to render its determination on review. The extension of time will not exceed sixty (60) days from the end of the initial sixty (60)-day period.

If the Board (or its designee) confirms the adverse benefit determination upon review, the notification will describe the specific reason or reasons for the adverse determination, refer to the specific Plan provisions on which the benefit determination is based, include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim and include a statement describing the Claimant’s right to bring an action under ERISA Section 502(a), and any other required information under applicable Department of Labor Regulations. The claims procedure described above shall be administered in a manner not inconsistent with ERISA Section 503 and applicable Department of Labor Regulations.

A Claimant’s compliance with the foregoing claims procedures shall be a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

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